ENHANCE SKIN PRODUCTS PROGRESSES WITH LAUNCH OF ITS VISIBLE YOUTH LINE AND APPEARANCE ON LIFE & LEISURE TELEVISION

Denver, 23 September 2009, Enhance Skin Products Inc., (Pink Sheets: EHSK) is pleased to make the following announcements:

Enhance Skin Products Inc.’s Visible Youth product line is now available for sale to skin care professionals, and patients under the care of a skin care professional, through the company’s website, www.visibleyouth.com.  All six of the Company’s products - Visible Youth Revitalizing Cleanser™; Visible Youth Revitalizing Lotion™; Visible Youth Revitalizing Moisturizer™; Visible Youth Eye Zone Gel™; Visible Youth Healing Complex™; Visible Youth Healing Complex + 3% lidocaine™ (only available at this time for physician purchase in the USA) – have been manufactured in newly designed packaging and are in inventory and ready for shipping from the Company’s new order fulfillment center in Ft Collins, CO.

The Visible Youth line will be featured on Life & Leisure Television on the Bravo! Network on September 28, 2009 providing an opportunity for viewers to learn more about the Company’s products. Click Link http://www.lifeandleisuretv.com/clearance/3031.pdf, for airing schedule

Recruitment of distributors and independent sales representatives is advancing.  In the USA, an exclusive distributor has been appointed for the key mountain states and an independent sales rep is in place for the NY/NJ area.  Discussions with distributors for LA and Orange County as well as the mid-Atlantic States and Central Florida are ongoing.  Recently, at the Aesthetics Asia conference in Singapore, a number of potential distributors were identified for each of the key Far East Asian countries.  Discussions with these potential exclusive country distributors will be conducted by Pan Asia Management Marketing Services, the Company’s independent Sales Agent for the Far East Asian market.

In making these announcements, Dr Samuel Asculai, CEO of Enhance, stated “ With new product line additions, fulfillment, a state of the art electronic outlet and on-the-ground distributors and reps, the Visible Youth product line is now fully commercialized and we anticipate seeing a steady acceleration of growth in sales”

Cautionary Statement Regarding Forward-Looking Information: Except for statements of historical fact relating to the Corporation, Enhance, certain information contained herein constitutes forward-looking statements.

Forward-looking statements are frequently characterized by words such as "potential," "estimate," "plan," "expect," "project," "intend," "believe," "anticipate" and other similar words, or statements that certain events or conditions "may" or "will" occur. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. The CorporationEnhance undertakes no obligation to update forward-looking statements if circumstances or management's estimates or opinions should change. The reader is cautioned not to place undue reliance on forward-looking statements.

Enhance Skin Products Inc.

Dr. Samuel Asculai, 416-644-8318